BRF S.A.

PUBLICLY-HELD COMPANY

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MATERIAL FACT

BRF S.A. ("BRF" or "Company") (B3: BRFS3; NYSE: BRFS), in compliance with Article 157, §4º of the Law n. 6.404/76 and under the terms of CVM Instruction No. 358, of January 03, 2002 and in continuance to the Material Fact published as of today, hereby informs to its shareholders and the market in general that the Public Ethics Commission of the Presidency of the Republic concluded for the inexistence of conflict of interest in the immediate exercise of the position of Global Chief Executive Officer (Global CEO) by Mr. Pedro Pullen Parente, who will, then, be free to exercise the referred position. Its investiture shall take place the following Monday, June 18th, 2018.

On the same date, Mr. Lorival Nogueira Luz Júnior shall take office as Global Chief Operating Officer (Global COO), cumulating the positions of Chief Financial and Investor Relations Officer.

São Paulo, June 14, 2018.

Lorival Nogueira Luz Junior

Interim Global Chief Executive Officer

Chief Financial and Investor Relations Officer